Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact: Donald A. Williams, Chairman & CEO Michael J. Janosco Jr., CFO 413-568-1911

Westfield Financial, Inc. Declares Regular and Special Dividends and Reports Results for the Quarter and Nine Months Ended September 30, 2008

Westfield, Massachusetts, October 29, 2008: Westfield Financial, Inc. (the "Company" or "Westfield Financial") (NASDAQ:WFD), the holding company for Westfield Bank (the "Bank"), reported net income of $2.0 million, or $0.07 per diluted share, for the quarter ended September 30, 2008 compared to $2.2 million, or $0.07 per diluted share, for the same period in 2007. For the nine months ended September 30, 2008, net income was $6.0 million, or $0.20 per diluted share, compared to $6.1 million, or $0.20 per diluted share for the same period in 2007.

Both the three months and nine months ended September 30, 2008 showed an increase in net interest income; however this was offset by increased noninterest expenses and an increase in the provision for loan losses. Net interest income increased $520,000 to $8.1 million for the three months ended September 30, 2008 compared to $7.6 million in the same period in 2007. The net interest margin, on a tax- equivalent basis, was 3.29% for the three months ended September 30, 2008, compared to 3.18% for the same period in 2007.

For the nine months ended September 30, 2008, net interest income increased $1.3 million to $23.8 million, compared to $22.5 million for the same period in 2007. The net interest margin, on a tax-equivalent basis, was 3.24% and 3.27% for the nine months ended September 30, 2008 and 2007, respectively.

The increase in net interest income was a result of an increase in the balance of average earning assets of $40.2 million and $63.2 million for the three and nine months ended September 30, 2008, respectively. The increase in average balances was mainly in loans and investment securities, which were funded primarily through an increase in short-term borrowings and long-term debt.

For the three months ended September 30, 2008, noninterest expense was $5.8 million compared to $5.4 million for the same period in 2007. This increase was primarily due to an increase of $178,000 in salaries and benefits to $3.7 million for the three months ended September 30, 2008. Expenses related to share-based compensation increased $111,000 for the three months ended September 30, 2008 as a result of new grants of restricted stock and stock options in the third quarter of 2007. In addition, charitable contributions increased $101,000 to $116,000 for the three months ended September 30, 2008 compared to $15,000 in the same period in 2007. Management elected to distribute a larger dollar amount of contributions in the third quarter of 2008, whereas in 2007, the majority of the contributions were made in the first six months of that year.

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For the nine months ended September 30, 2008, noninterest expense was $17.3 million compared to $16.2 million for the same period in 2007. This increase was primarily due to an increase of $671,000 in salaries and benefits to $10.8 million for the nine months ended September 30, 2008. Expenses related to share-based compensation increased $509,000 for the nine months ended September 30, 2008 as a result of new grants, described above. In addition, expenses related to employee health insurance increased $128,000 due to normal increases in this area.

Also affecting noninterest expense, data processing expense increased $220,000 to $1.3 million for the nine months ended September 30, 2008 compared to $1.1 million for the same period in 2007. This was a result of an increased use of software applications and enhanced computer functionality in the bank's computer information systems.

The provision for loans losses was $275,000 for the three months ended September 30, 2008 compared to $50,000 for the same period in 2007. For the nine months ended September 30, 2008, the provision for loan losses was $690,000 compared to $225,000 for the same period in 2007. The primary reason for the increase in the provision for loan losses was an increase in the risk profile of the loan portfolio resulting from an increase in commercial loans as a percent of total loans. Commercial real estate loans and commercial and industrial loans increased $51.1 million for the nine months ended September 30, 2008. Other factors that influenced the increase in the provision include an increase in non-performing loans due to the deterioration of one commercial loan relationship, described below, and a general weakening of the national economy.

The three and nine months ended September 30, 2008 also includes a net loss of $165,000 and $156,000, respectively, on the sale and writedown of securities. Westfield Financial recorded writedowns on preferred stock issued by Freddie Mac of $310,000 in the first quarter of 2008 and $651,000 in the third quarter of 2008, for a total of $961,000. Freddie Mac was placed into conservatorship by the United States Treasury in September 2008. Westfield Financial's book value remaining on preferred stock issued by Freddie Mac was $39,000 at September 30, 2008. The writedown was partially offset by net gains of $486,000 and $805,000 for the three and nine months ended September 30, 2008, respectively, on the sale of other investment securities.

For the three and nine months ended September 30, 2007, Westfield Financial reported net gains of $39,000, respectively, on sales of securities.

Balance Sheet Growth

Total assets increased $33.6 million to $1.1 billion at September 30, 2008 from $1.0 billion at December 31, 2007.

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Net loans increased by $41.6 million to $456.5 million at September 30, 2008 from $414.9 million at December 31, 2007. The increase in net loans was primarily the result of an increase in commercial and industrial loans and commercial real estate loans. Commercial and industrial loans increased $26.7 million to $143.2 million at September 30, 2008 from $116.5 million at December 31, 2007. Commercial real estate loans increased $24.8 million to $214.8 million at September 30, 2008 from $190.0 million at December 31, 2007. The increases in commercial and industrial and commercial real estate loans were due to increased loan originations in the Bank's market area. Residential real estate loans decreased $8.2 million at September 30, 2008 from December 31, 2007. The Bank does not originate or hold subprime mortgage loans.

Federal funds sold increased $33.2 million to $54.2 million at September 30, 2008 from $21.0 million at December 31, 2007. Westfield Financial's federal funds sold represent short term loans, maturing in one day, to well-capitalized banks. Management felt it prudent to keep a higher amount of cash equivalent assets on hand during the period of turmoil in financial markets.

Investment securities decreased $46.0 million to $476.8 million at September 30, 2008 from $522.8 million at December 31, 2007. Investment securities decreased as funds received from securities that matured or paid down were used to originate loans and increase federal funds sold.

Asset growth was funded primarily through a $63.5 million increase in long-term debt, which totaled $168.5 million at September 30, 2008. This was primarily due to $48.5 million in new long-term debt, in the form of institutional repurchase agreements, at September 30, 2008. Current interest rates permit the Company to earn a spread by borrowing funds and reinvesting in loans and securities.

Total deposits decreased $16.7 million to $586.0 million at September 30, 2008 from $602.7 million at December 31, 2007. The decrease in deposits was due to a decrease in time deposits and money market accounts, partially offset by an increase in regular savings and checking accounts. Time deposits decreased $29.1 million to $324.2 million at September 30, 2008. Management placed less emphasis on gathering time deposits in favor of using other types of funding, such as institutional repurchase agreements. Management believes that doing so helped to control funding costs.

Money market accounts decreased $11.0 million to $63.6 million at September 30, 2008. These decreases were partially offset by increases of $18.4 million in regular savings and $5.1 million in checking accounts. The increases in both regular savings and checking accounts were fueled by new products with higher interest rates than the Bank's other comparable products.

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Stockholders' equity at September 30, 2008 and December 31, 2007 was $273.3 million and $286.5 million, respectively, which represented 25.5% of total assets as of September 30, 2008 and 27.6% of total assets as of December 31, 2007. The decrease in stockholders' equity is the result of the repurchase of 983,471 shares at a cost of $9.8 million pursuant to the Company's current stock repurchase plan, along with regular and special dividends amounting to $9.0 million. This was partially offset by net income of $6.0 million for the nine months ended September 30, 2008 and the issuance of 433,110 shares of common stock amounting to $1.9 million in connection with stock option exercises. All of the stock options exercised during the nine months ended September 30, 2008 were granted in 2002.

As previously reported, the Board of Directors voted to authorize the commencement of a repurchase program on January 22, 2008 authorizing Westfield Financial to repurchase up to 3,194,000 shares, or ten percent of its outstanding shares of common stock.

Credit Quality

Nonperforming loans increased $2.0 million to $3.2 million at September 30, 2008 compared to $1.2 million at December 31, 2007. This represented 0.69% of total loans at September 30, 2008 and 0.29% of total loans at December 31, 2007. The increase was the result of a single agricultural commercial loan relationship of $1.8 million. The loan relationship is primarily secured by real estate. Management does not anticipate incurring significant losses on this relationship.

The allowance for loan losses was $6.4 million at September 30, 2008 and $5.7 million at December 31, 2007. This represents 1.38% of total loans at September 30, 2008 and 1.36% of total loans at December 31, 2007. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 200% at September 30, 2008 and 476% at December 31, 2007.

Dividend Declaration

Donald A. Williams, Chairman and Chief Executive Officer stated, "On October 28, 2008, the Board of Directors declared a regular cash dividend of $0.05 per share and a special cash dividend of $0.25 per share. Each and every quarter, the Board of Directors evaluates the Company's dividend. We felt that paying a special dividend this quarter would be appreciated by our investors, especially given current market conditions and in addition, it reaffirms the strong capital position of Westfield Financial." Both regular and special dividends are payable on November 25, 2008 to all shareholders of record on November 12, 2008.

Westfield Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

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This press release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company's financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

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WESTFIELD FINANCIAL, INC. and SUBSIDIARIES Selected Consolidated Statement of Operations and Other Data (Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

INTEREST AND DIVIDEND INCOME:
Loans	$ 6,922	$ 6,950	$20,256	$19,933
Investment securities	6,424	6,298	20,021	17,187
Short-term investments	158	504	544	2,535

Total interest and dividend income	13,504	13,752	40,821	39,655

INTEREST EXPENSE:
Deposits	3,551	4,989	11,686	14,708
Short-term borrowings	204	178	768	452
Long-term debt	1,650	1,006	4,606	1,983

Total interest expense	5,405	6,173	17,060	17,143

Net interest and dividend income	8,099	7,579	23,761	22,512

PROVISION FOR LOAN LOSSES	275	50	690	225

Net interest and dividend income after provision for loan losses	7,824	7,529	23,071	22,287

NONINTEREST INCOME:
Income from bank-owned life insurance	359	331	1,002	923
Service charges and fees	605	594	1,768	1,795
Gain on sales of securities, net	486	39	805	39
Other than temporary impairment of securities	(651)	-	(961)	-

Total noninterest income	799	964	2,614	2,757

NONINTEREST EXPENSE:
Salaries and employees benefits	3,662	3,484	10,759	10,088
Occupancy	593	591	1,819	1,758
Professional fees	356	336	1,203	1,081
Data processing	422	344	1,276	1,056
Other	750	596	2,243	2,254

Total noninterest expense	5,783	5,351	17,300	16,237

INCOME BEFORE INCOME TAXES	2,840	3,142	8,385	8,807

INCOME TAXES	793	970	2,357	2,710

NET INCOME	$ 2,047	$ 2,172	$ 6,028	$ 6,097

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Basic earnings per share	$ 0.07	$ 0.07	$ 0.21	$ 0.20

Weighted average shares outstanding	29,199,300	29,785,103	29,325,236	29,999,156

Diluted earnings per share	$ 0.07	$ 0.07	$ 0.20	$ 0.20

Weighted average diluted shares outstanding	29,587,936	30,248,763	29,758,968	30,498,623

Other Data:

Return on average assets (1)	0.76%	0.84%	0.76%	0.81%

Return on average equity (1)	2.98%	2.97%	2.89%	2.80%

Net interest margin (2)	3.29%	3.18%	3.24%	3.27%

(1) Three and nine month results have been annualized. (2) Net interest margin is calculated on a tax equivalent basis.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES Selected Consolidated Balance Sheet and Other Data (Dollars in thousands, except per share data) (Unaudited)

	September 30, 2008	December 31, 2007

Total assets	$1,073,353	$1,039,784
Securities held to maturity	252,196	278,619
Securities available for sale	224,603	244,229
Stock in Federal Home Loan Bank of Boston and other restricted stock	8,446	7,510
Loans	462,956	420,628
Allowance for loan losses	6,408	5,726

Net loans	456,548	414,902

Total deposits	586,038	602,676

Short-term borrowings	36,693	35,268

Long-term debt	168,500	105,000

Stockholders' equity	273,311	286,532

Book value per share	8.71	8.97

Other Data:

Nonperforming loans	$ 3,208	$ 1,202

Nonperforming loans as a percentage of total assets	0.30%	0.12%

Nonperforming loans as a percentage of total loans	0.69%	0.29%

Allowance for loan losses as a percentage of nonperforming loans	200%	476%

Allowance for loan losses as a percentage of total loans	1.38%	1.36%

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